Exhibit 99.1

UNIVERSAL INSURANCE HOLDINGS, INC. REPORTS

SECOND-QUARTER 2012 FINANCIAL RESULTS

Fort Lauderdale, Fla., August 8, 2012 - Universal Insurance Holdings, Inc. (the Company or Universal) (NYSE MKT: UVE), a vertically integrated insurance holding company, reported net income of $7.8 million, or $0.19 per diluted share, for the second quarter of 2012, compared to net income of $7.5 million, or $0.19 per diluted share, for the same period in 2011.

Second-Quarter 2012 Results

Net income during the second quarter of 2012 remained relatively flat increasing by 3 percent compared to the same quarter last year, while diluted earnings per share for both quarters was constant at $0.19. During the second quarter of 2012, the Company saw growth in premiums earned and commission revenue, which was largely offset by increased operating costs and expenses. Additionally, profitability was moderated as a result of weaker performance in the investment trading portfolio compared to the same period of 2011. For the second quarter of 2012, the Company’s investment trading portfolio performance resulted in a decrease in income before income taxes of $7.5 million compared to a $6.7 million decrease for the second quarter of 2011.

Direct premiums written collectively by Universal Property & Casualty Insurance Company (UPCIC) and American Platinum Property and Casualty Insurance Company (APPCIC), the Company’s wholly-owned insurance company subsidiaries, rose by 4.3 percent during the second quarter of 2012 compared to the same period of 2011. The premium rate increases over the past 24 months for UPCIC’s homeowners insurance program within the state of Florida continue to flow through UPCIC’s book of business. The most recent premium rate increases, which average approximately 14.9 percent statewide for its homeowners program and 8.8 percent statewide for its dwelling fire program, were effective January 9, 2012, for new business and February 28, 2012, for renewal business.

At the end of the 2012 second quarter, the Company’s insurance company subsidiaries serviced approximately 574 thousand homeowners and dwelling fire insurance policies compared to 584 thousand at March 31, 2012, and 591 thousand at June 30, 2011. Of the total policy count, UPCIC had approximately 19 thousand policies totaling approximately $19 million of in-force premiums at June 30, 2012, in North Carolina, South Carolina, Hawaii and Georgia, combined.

Net premiums earned grew 12.5 percent in the second quarter of 2012 compared to the same quarter in 2011, primarily as a result of increases in premium rates over the past 24 months, the most recent of which were in January and February of 2012. These rate increases, along with strategic initiatives the Company has undertaken to manage its exposure such as the decision not to renew certain policies, have resulted in a moderate reduction in the number of policies in force even as direct written premiums have increased. The benefit from the rate increases was also partially offset by wind mitigation credits within the state of Florida.

Commission revenue increased by $1.2 million, or 24.1 percent, to $6.1 million, and reflects an increase in ceded earned premium and a change in terms for the reinsurance contract periods that were in effect during the second quarter of 2012 as compared to the same period in 2011.

Second-quarter 2012 operating costs increased compared to the same quarter last year, as net losses and loss adjustment expenses (LAE) increased $3.6 million, or 13.9 percent, due primarily to an increase in direct losses incurred per exposure. Meanwhile, the loss and LAE ratio for the second quarter of 2012 was 52.9 percent compared to 52.2 percent for the same period in 2011. This reflects an increase in net losses and LAE proportionately larger than the increase in net earned premiums.

General and administrative expenses increased by $2.8 million, or 19.0 percent. The increase in general and administrative expenses was due primarily to factors related to net deferred policy acquisition costs. The reduction in the amount of ceding commissions received from quota share reinsurers under the 2012-2013 reinsurance program effectively increased the amount of net deferred policy acquisition costs and related amortization. In addition, the Company is charging certain costs directly to earnings that were previously capitalized under the superseded FASB guidance which governed how the Company accounted for deferred policy acquisition costs until January 1, 2012.

At June 30, 2012, stockholders’ equity was $161.8 million compared to $156.6 million at March 31, 2012, and $158.2 million at June 30, 2011.

Investment Portfolio Update

As of June 30, 2012, the fair value of the Company’s investment securities was $85.6 million compared to $100.8 million at March 31, 2012. At June 30, 2012, 95.4 percent of the investment securities were equity securities.

UPCIC Expansion Update

On August 1, 2012, UPCIC announced that it bound its first homeowners insurance policy in Massachusetts. The expansion marks the sixth state where UPCIC writes homeowners insurance and continues Universal’s strategy for additional expansion beyond the state of Florida.

Reinsurance Program Update

The Company has reduced the percentage of premiums ceded by UPCIC to its quota share reinsurer to 45 percent under the reinsurance program which became effective June 1, 2012, from 50 percent under the prior year quota share contract effective June 1, 2011 through May 31, 2012. The Company’s intent is to increase its profitability over the contract term by ceding 5 percent less premium to its quota share reinsurer. The reduction of cession rate also decreases the amount of losses and loss adjustment expenses that may be ceded by UPCIC and effectively increases the amount of risk retained by UPCIC and the Company. The reduction of cession rate also reduces the amount of ceding commissions earned from the Company’s quota share reinsurer during the contract term and decreased the amount of deferred ceding commission, as of June 30, 2012, that is a component of net deferred policy acquisition costs.

Cash Dividends

On April 23, 2012, the Company announced that its board of directors declared a cash dividend of $0.08 per share, which was paid on July 9, 2012, to shareholders of record on June 26, 2012. At that time, the board further indicated that it expects to declare additional quarterly dividends in the same amount to shareholders of record in the third and fourth quarters of 2012. If declared and paid as intended, the annual dividend in 2012 would be $0.34 for each common share, which includes the $0.10 per share dividend paid on April 6, 2012.

First Six-Months 2012 Results

For the first six months of 2012, the Company’s net income and diluted earnings per share decreased by $3.8 million and $0.09, respectively, compared to the same period of 2011. The decrease is primarily attributable to weaker performance in the investment trading portfolio and increases in the amount of operating costs and expenses, partially offset by increases in earned premium and commission revenue. For the first six months of 2012, the Company’s investment portfolio trading performance resulted in a decrease in income before income taxes of $5.8 million compared to a $0.4 million decrease for the same period of 2011.

Net premiums earned increased 7.0 percent for the first six months of 2012 compared to the same period of 2011, primarily as a result of the previously mentioned rate increases, which have had a positive effect on premium generated by renewal policies. These rate increases, along with strategic initiatives the Company has undertaken to manage its exposure such as the decision not to renew certain policies, have resulted in a moderate reduction in the number of policies in force even as direct written premiums have increased. The benefit from the rate increases continued to be partially offset by wind mitigation credits within the state of Florida.

Commission revenue increased by $1.6 million, or 17.0 percent, to $10.7 million and reflects an increase in ceded earned premium for the reinsurance contract periods that were in effect during the first six months of 2012 compared to the same period in 2011.

Meanwhile, first six-months 2012 operating costs and expenses were higher compared to the same period of 2011, as net losses and LAE increased 6.9 percent and general and administrative expenses increased 18.7 percent. The increase in net losses and LAE of $3.6 million was due primarily to an increase in direct losses incurred per exposure. Despite the increase, the net loss and LAE ratio remained relatively flat at 53.3 percent in the first six months of 2012 compared to 53.4 percent in the same period of 2011, a result of the increase in premiums earned in the first half of 2012. The $5.6 million increase in general and administrative expenses was due primarily to factors related to net deferred policy acquisition costs. The reduction in the amount of ceding commissions received from quota share reinsurers under the 2012-2013 reinsurance program effectively increased the amount of net deferred policy acquisition costs and related amortization. In addition, the Company is charging certain costs directly to earnings that were previously capitalized under the superseded FASB guidance which governed how the Company accounted for deferred policy acquisition costs until January 1, 2012.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc. is a vertically integrated insurance holding company which, through its subsidiaries, covers substantially all aspects of insurance underwriting, distribution, claims processing and exposure management. Universal Property & Casualty Insurance Company (UPCIC), a wholly owned subsidiary of the Company, is one of the three leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia and Massachusetts. American Platinum Property and Casualty Insurance Company (APPCIC), also a wholly owned subsidiary, currently writes homeowners multi-peril and inland marine insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2011 and the Form 10-Q for the quarter ended June 30, 2012.

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
PREMIUMS EARNED AND OTHER REVENUES
Direct premiums written	$222,568	$213,479	$412,571	$386,654
Ceded premiums written	(102,433)	(145,798)	(265,867)	(269,689)

Net premiums written	120,135	67,681	146,704	116,965
Change in net unearned premium	(64,441)	(18,157)	(42,370)	(19,437)

Premiums earned, net	55,694	49,524	104,334	97,528
Net investment income (expense)	(16)	(21)	(52)	236
Net realized gains (losses) on investments	(1,705)	2,960	(9,154)	6,612
Net unrealized gains (losses) on investments	(5,788)	(9,640)	3,399	(7,052)
Net foreign currency gains (losses) on investments	—	—	23	71
Commission revenue	6,131	4,941	10,672	9,121
Policy fees	4,072	4,402	7,973	8,575
Other revenue	1,540	1,506	2,980	2,914

Total premiums earned and other revenues	59,928	53,672	120,175	118,005

OPERATING COSTS AND EXPENSES
Losses and loss adjustment expenses	29,437	25,852	55,611	52,037
General and administrative expenses	17,499	14,699	35,343	29,771

Total operating costs and expenses	46,936	40,551	90,954	81,808

INCOME BEFORE INCOME TAXES	12,992	13,121	29,221	36,197

Income taxes, current	9,086	9,622	9,860	18,359
Income taxes, deferred	(3,871)	(4,050)	1,711	(3,609)

Income taxes, net	5,215	5,572	11,571	14,750

NET INCOME AND COMPREHENSIVE INCOME	$7,777	$7,549	$17,650	$21,447

Basic earnings per common share	$0.20	$0.19	$0.44	$0.55

Weighted average of common shares outstanding—Basic	39,668	39,187	39,528	39,187

Fully diluted earnings per common share	$0.19	$0.19	$0.44	$0.53

Weighted average of common shares outstanding—Diluted	40,377	40,645	40,460	40,657

Cash dividend declared per common share	$0.08	$—	$0.18	$0.10

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands, except per share data)

	As of
	June 30, 2012	December 31, 2011
ASSETS:
Cash and cash equivalents	$356,325	$229,685
Restricted cash and cash equivalents	74,274	78,312
Fixed maturities, at fair value	3,913	3,801
Equity securities, at fair value	81,713	95,345
Prepaid reinsurance premiums	247,835	243,095
Reinsurance recoverables	115,459	85,706
Reinsurance receivable, net	125,664	55,205
Premiums receivable, net	56,377	45,828
Receivable from securities sold	594	9,737
Other receivables	3,631	2,732
Property and equipment, net	8,915	7,116
Deferred policy acquisition costs, net	17,744	12,996
Income taxes recoverable	624	—
Deferred income tax asset, net	21,280	22,991
Other assets	1,825	1,477

Total assets	$1,116,173	$894,026

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses	$164,625	$187,215
Unearned premiums	406,952	359,842
Advance premium	25,606	19,390
Accounts payable	5,342	4,314
Bank overdraft	27,650	25,485
Payable for securities purchased	1,239	1,067
Reinsurance payable	273,787	87,497
Income taxes payable	1,331	12,740
Dividends payable to shareholders	3,214	—
Other liabilities and accrued expenses	23,710	24,780
Long-term debt	20,956	21,691

Total liabilities	954,412	744,021

STOCKHOLDERS’ EQUITY:
Cumulative convertible preferred stock, $.01 par value	1	1
Authorized shares—1,000
Issued shares—108
Outstanding shares—108
Minimum liquidation preference, $2.66 per share
Common stock, $.01 par value	412	411
Authorized shares—55,000
Issued shares—41,189 and 41,100
Outstanding shares—40,171 and 40,082
Treasury shares, at cost—1,018	(3,101)	(3,101)
Additional paid-in capital	38,126	36,536
Retained earnings	126,323	116,158

Total stockholders’ equity	161,761	150,005

Total liabilities and stockholders’ equity	$1,116,173	$894,026